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    [PALMER LOGO]                [HOT Z LOGO]           [NANCYLOPEZGOLF LOGO]
A PASSION FOR THE GAME        THERE'S MORE IN IT     DEFINING THE WOMEN'S GAME

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                             N E W S  R E L E A S E

                    THE ARNOLD PALMER GOLF COMPANY ANNOUNCES
                        CORPORATE FINANCIAL RESTRUCTURING

OOLTEWAH, TN, OCTOBER 2,1998 (OTC-BULLETIN BOARD) - The board of directors for The Arnold Palmer Golf Company (APGC) approved today a plan of corporate financial restructuring for the company. The plan will provide working capital to support ongoing business activities through the sale of assets that are unrelated to APGC's core business focus and by restructuring the company's debt service obligations. The plan envisions three steps.

1. The proposed sale of APGC's investment in Nevada Bob's Holdings, Inc. to a related party to generate cash for working capital purposes.

2. The sale of certain assets of APGC's equipment component division, National Golf Suppliers (NGS), to a group of investors based in Louisville, KY.

3. The proposed acquisition of APGC's bank debt by a related party and its conversion to a non-interest bearing term note maturing in 1999.

APGC anticipates the various aspects of the restructuring plan will be completed prior to the end of the calendar year 1998.

The Arnold Palmer Golf Company manufactures, markets and distributes golf equipment under the brand names of its three franchise divisions: PALMER; HOTZ golf bags; and the recently-introduced NancyLopezGolf equipment and products.

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CONTACT:     MIKE ALDAY, BETH MCCOMBS
             ALDAY COMMUNICATIONS 615.791.1535

        T H E    A R N O L D    P A L M E R    G O L F    C O M P A N Y

               6201 MOUNTAIN VIEW ROAD, OOLTEWAH, TENNESSEE 37363
      TEL 423.238.5890 TOLL FREE 800.735.6300 888.PLAY.NLG FAX 423.238.8295